UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CareCloud, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

On July 8, 2024, CareCloud, Inc. filed with the Securities and Exchange Commission the proxy statement for its Special Meeting of Series A Preferred Shareholders (“Special Meeting”), which is scheduled to be held on August 23, 2024 at 11:00 a.m. Eastern Time.

These additional materials are being filed for the sole purpose of correcting Appendix A on page A-6. The corrected portion below is inserted after point “(j)” on page A-6 of Appendix A. No other changes have been made to the proxy statement.

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(k)	Further notwithstanding anything in this Section 7 to the contrary, the Corporation shall not exercise its mandatory exchange right described in Section 7 herein relative to the Series A Preferred Stock of any particular shareholder who, as of the Mandatory Exchange Date: (i) in the aggregate, owns at least 100,000 shares of Series A Preferred Stock (“Material Shareholder”); and (ii) provides written notice to the Corporation at its principal corporate address as set forth in the press release described in Section 7(c), within five days of the Mandatory Exchange Date, that the shareholder objects to the exchange of the shareholder’s Series A Preferred Stock. For clarity, in the event that any Material Shareholder objects to the exchange, all other shares of Series A Preferred Stock owned by other shareholders shall be exchanged as provided for in Section 7; however, all shares of Series A Preferred Stock owned by the objecting Material Shareholders shall remain outstanding and the terms set forth in Sections 7(a) through 7(j) shall not apply to said shares.

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All previously cast votes associated with the Special Meeting will continue to be valid for the Special Meeting unless your proxy is revoked. You may revoke your proxy and change your vote before the Special Meeting by submitting a new proxy card with a later date, by casting a new vote via the Internet, by notifying CareCloud Inc.’s Assistant Corporate Secretary in writing, or by voting in person at the Special Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.